  Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into by and between Albert Miranda (“Employee”), and LightPath Technologies, Inc., a Delaware corporation, having a principal address of 2603 Challenger Tech Ct., Suite 100, Orlando, Florida 32826 (the “Company”) and is effective as of the date Employee signs below (“Effective Date”).

RECITALS

Commencing on or about the Effective Date, the Company desires to employ Employee, initially in the role of Vice President of Finance and then, on or about May 10, 2021, as Chief Financial Officer, as further described below, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

AGREEMENT

1. Duties: The Company will employ Employee as Chief Financial Officer, beginning on or about Monday, May 10, 2021. Employee agrees to perform any and all duties and to assume any and all responsibilities that may be assigned from time to time by the Company.

a.
Employee will devote Employee’s full time, energy, and skill to the performance of duties for the Company and for the benefit of the Company, reasonable vacations authorized by the Company and reasonable absences in accordance with the Company’s leave policies and local, state, and federal law excepted. Employee also will exercise due diligence and care in the performance of Employee’s duties to the Company under this Agreement. Employee shall render services to the Company and perform duties at such place or places in as the Company shall require in accordance with its best interests, needs, business and opportunities.

b.
During Employee’s employment with the Company, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, corporation or entity other than the Company, unless approved by the Chief Executive Officer who will determine whether there is any potential conflict of interest that would prevent the business engagement.

c.
Employee acknowledges and agrees that as Chief Financial Officer he will be subject to the various policies of the Company including, but not limited to, the Code of Business Conduct and Ethics, the Code of Business Conduct and Ethics for Senior Financial Officers, and the Guide for Trading in Securities by Employees, Officers, and Directors.

d.
Employee acknowledges and agrees that as Chief Financial Officer, he will be expected to maintain ownership of the Company’s Class A common stock, par value of $0.01 per share (“the Common Stock”), in accordance with guidelines established by the Board of Directors as in effect from time to time.

2. Location: Employee must relocate Employee’s residence to Orlando, Florida or its surrounding communities within six months of the Effective Date. During the interim, the Company will accept and cover the cost of commuting and temporary living in Orlando, until the relocation is complete. The Company will reimburse Employee for direct costs associated with relocation up to $10,000, which will be paid to Employee within one month of Employee’s relocation. The Company will only reimburse relocation expenses that are documented with receipts in accordance with Company policy, including up to six months of temporary housing expenses and periodic travel back to family prior to their relocation. If Employee leaves the Company for any reason other than death, disability or discharge by the Company within twelve (12) months of the Effective Date, Employee is responsible to reimburse the Company a prorated portion of all relocation expenses received from the Company. Repayment can be made in installments as agreed to by the Company.

3. Employment Period: This Agreement, and the benefits offered to Employee herein, are contingent upon Employee’s successful completion of a background check in accordance with applicable law. Employee’s employment with the Company will be “at will,” meaning that either Employee or the Company will be entitled to terminate the employment at any time, with or without cause. Any contrary representations which may have been made to Employee are superseded by this Agreement. The “at will” nature of the employment may only be changed in an express written agreement signed by Employee and the Chief Executive Officer of the Company. Nothing in this Agreement is intended to create a contract of employment for any specified period of time.

4. Compensation:

a.
Base Salary – The Company shall pay Employee, and Employee agrees to accept from the Company in full payment for Employee’s services and promises to the Company (specifically including the covenants set forth in Sections 7, 8, 9, and 10), an initial annual salary of $225,000.00 (“Base Salary”) payable in equal bi-weekly installments, or otherwise in accordance with the Company’s normal pay practices as the same may be altered from time to time by the Company.

b.
Variable Compensation – During Employee’s employment with the Company, Employee shall be entitled to participate in all bonus, incentive compensation and performance based compensation plans, including, but not limited to the LightPath Technologies, Inc. 2018 Stock and Incentive Compensation Plan (“the Plan”), and other similar policies, practices, programs and arrangements of the Company, now in effect or as hereafter amended or established, on a basis that is commensurate with Employee’s position and no less favorable than those generally applicable or made available to other executives of the Company, and as determined from year-to-year by the Compensation Committee of the Board of Directors. Employee's participation shall be in accordance with the terms and provisions of such plans and programs.

i.
As soon as reasonably practicable after the Effective Date, the Compensation Committee of the Board of Directors will grant Employee a stock option (the “Option Award”) to purchase up to 75,000 shares of the Common Stock at an exercise price equal to the greater of (i) the Company’s book value per share on that date or (ii) 115% of the closing bid price of the Common Stock as reported by The Nasdaq Capital Market on the grant date, which is expected to occur on the Effective Date. The stock options will have a four-year vesting period with 25% vesting each year. The stock option will have a ten-year term, subject to earlier expiration as provided in the Plan or the Option Agreement, as defined below. The Option Award shall be in all respects subject to the Plan and any amendments thereto and conditioned upon Employee’s execution of a stock option agreement evidencing the grant of the Option Award (the “Option Agreement”). The terms and conditions upon which the Option Award may be exercised, including, if at all, after termination of Employee’s employment or services, are governed by the Plan and the Option Agreement.

c.
Taxes – All forms of compensation paid or payable to Employee whether set forth in this Agreement or otherwise are subject to reduction to reflect applicable withholding and payroll taxes in accordance with state and federal law.

d.
Reimbursement for Business Expenses – Employee shall receive reasonable and customary reimbursement for business expenses incurred on behalf of the Company; provided, however, that Employee shall provide appropriate receipts and documentation for any such expenses.

e.
Paid Time Off – Employee is entitled to four-weeks, or 160 hours of vacation plus 40 hours of sick time annually. All vacation and sick leave are subject to the terms and conditions established by the Company and applicable law.

f.
Benefits – Employee is eligible for the Company’s benefit programs in accordance with the benefit plan documents. Current benefits include, but are not limited to, health, dental, vision, life, and long-term disability insurances, FSA (flexible spending account), HSA (health spending account), and a 401K plan.

g.
Recovery of Compensation – Employee acknowledges and agrees that all or any portion of an incentive award under the above described bonus and incentive compensation plans or any future arrangement established by the Company to provide incentive or bonus compensation, whether payable in cash, Company Common Stock, or other property (“Award”), is subject to an obligation of repayment by Employee to the Company if the amount of the Award was calculated based upon the achievement of certain financial results (as reflected in the financial statements of the Company or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate. The amount that shall be repaid by Employee to the Company shall be based on the excess amount paid or awarded to the Employee under the Award as compared to the amount that would have been paid or awarded had the material inaccuracy not occurred. An independent third party shall determine if the Employee engaged in conduct in violation of federal law or state law in the performance of his duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there shall be no time limit on this right of recovery, which shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Agreement. In all other circumstances, this right of recovery shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Agreement for a period not exceeding one year after the date of payment of each such Award. In addition, Employee hereby agrees that, if he does not promptly repay the amount recoverable hereunder within thirty (30) days of a demand therefore, such amount may be withheld from compensation of any type not yet due and payable to Employee, including, but not limited to, the cancellation of future Awards, as determined by the Compensation Committee in its sole discretion. In addition, the Compensation Committee is granted the discretionary authority to interpret and enforce this provision as it determines to be in the best interest of the Company and equitable to the parties. Notwithstanding anything herein, this provision shall not be the Company’s exclusive remedy with respect to such matters. In addition, the parties agree that the Company may unilaterally amend this provision at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time during Employee’s employment with the Company and for any relevant period thereafter.

5. Termination: Employment by the Company is “at-will,” meaning the Company may terminate Employee’s employment with the Company at any time and for any reason not prohibited by law. Similarly, Employee may voluntarily resign from employment with the Company at any time and for any reason. All of Employee’s rights and all of the Company’s obligations hereunder shall terminate effective on the last date of Employee’s employment. Notwithstanding the foregoing, Employee’s obligations and the Company’s rights under Sections 7, 8, 9, and 10 shall survive the termination of this Agreement and Employee shall be entitled to receive the unpaid portion of any wages earned up to the date of such termination, including the Base Salary, and all benefits payable to Employee as a result of such termination under the terms of the Company’s employee benefit plans.

6. Severance:

a.
If the Company terminates Employee without Cause (as defined below), Employee will be entitled to a Severance Payment equal to six months of pay based upon the Employee’s base salary at the time of termination. The Severance Payment is payable in equal bi-weekly installments, or otherwise in accordance with the Company’s normal pay practices in place at the time of termination.

b.
Cause is defined as: (i) misconduct; (ii)failing for any reason within 5 days after receipt by Employee of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company; (iii) engaging in business activities that are a conflict of interest with the Company; or (iv) personal behavior that reflects poorly on the Company.

c.
If Employee is in violation of the Restrictive Covenants in Sections7, 8, and 9 below at any time any portion of the Severance Payment is due and payable pursuant to this Section 6, Employee’s entitlement to any remaining portion of the Severance Payment is waived and the Company will have no further obligations thereof.

d.
The effect of termination of employment on Employee’s vested or unvested equity interest shall be governed by the terms of the Plan and the award agreements issued thereunder.

7. Proprietary Information:

a.
Employee agrees that any and all Proprietary Information, as hereinafter defined, which Employee has made, conceived of, developed or originated, either individually or jointly with any other person or persons at any time during the period of employment by the Company, whether during working hours or any other time, which relate in any way to the business or the type of business now or hereafter engaged in or contemplated by the Company during the period of Employee’s employment or which result from or may be suggested by any work Employee does for the Company or at the Company’s request, shall be the property of the Company. Additionally, all Proprietary Information received by Employee during Employee’s employment with the Company is the property of the Company. As used herein, “Proprietary Information” shall mean any and all proprietary property including but not limited to:

●
Strategies, business plans, product development plans, marketing plans, research and development, product developments, service developments, processes, practices, customer information, vendor information, sourcing data and strategies;
●
Financial information, budgets, product pricing, and related information;
●
Proprietary systems, software, computer source and object code;
●
Proprietary equipment and information related thereto;
●
Trade secrets, inventions, ideas, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques;
●
Information regarding the skills and compensation of employees, contractors, and any other service providers of the Company and its affiliates; and
●
The existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party.
b.
Employee shall promptly disclose and assign such Proprietary Information to the Company’s representatives and do all such acts, and execute and deliver all such documents, as may be necessary to vest in the Company the title to all such Proprietary Information and enable the Company to properly prepare and prosecute any and all applications for patents, trademarks or copyrights thereon as well as all reissues, renewals and extensions thereof, so that the Company shall be the sole and absolute owner of all right, title and interest in said proprietary property. It is understood and agreed that the words “which relate in any way to the business or the type of business now or hereafter carried on or contemplated by the Company” shall properly cover any reasonable development or extension of the Company’s field of operation. These obligations shall continue beyond the termination or expiration of Employee’s employment with respect to inventions, discoveries and developments conceived or made by Employee during the period of employment and shall be binding on Employee’s assigns, executors, heirs, administrators and other legal representatives. Employee agrees that all correspondence, drawings, reports, ideas, blueprints, manuals, letters, notes, analyses, notebooks, reports, charts, programs, proposals or any other documents concerning the Company’s customers or products or processes, whether or not prepared by and in the course of employment, alone or in conjunction with others, is the property of the Company and upon termination or expiration of employment for any reason, Employee shall promptly return to the Company any such documents in Employee’s possession, custody or control.

c.
Employee agrees that Employee will not at any time during or after the termination or expiration of employment, except as authorized or directed in writing by the Company use for Employee’s own benefit or the benefit of a third party, copy, reveal, divulge, or make known in any manner to any person or firm the Propriety Information of the Company or its affiliates.

d.
Employee also represents and warrants that by accepting this employment and performing services for the Company, Employee has not breached or violated, and will not breach or violate, any contractual or legal obligation that Employee may owe to any third party, including, without limitation, any restrictive covenant (such as an agreement not to compete or solicit), notice period, or other obligation that Employee may owe to any current or former employer that may restrict Employee’s ability to perform services for the Company. Employee also agrees not to use or disclose to anyone any confidential information Employee may be aware of through former employment relationships. Employee shall indemnify and hold the Company harmless against any financial losses, claims, damages, or liabilities arising from any such impediment.

8. Trade Secrets:

a.
Employee agrees that Employee will not at any time during or after the termination or expiration of employment, except as authorized or directed in writing by the Company, use for Employee’s own benefit or the benefit of a third party, copy, reveal, divulge, or make known in any manner to any person or firm the Trade Secrets of the Company or its affiliates.

b.
For purposes of this Agreement, “Trade Secrets” shall mean the whole or any portion of any information, formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets include any scientific, technical, or commercial information, including any design, procedure, list of suppliers, list of customers, business code, sales or installation technique, or improvement thereof.

c.
Employee understands that if, either during employment or thereafter, Employee discloses to others, uses for Employee’s own benefit or for the benefit of any person or entity other than the Company, copies, or makes notes of any Trade Secrets, such conduct will constitute a breach of the confidence and trust bestowed upon Employee by the Company and will be a breach of this Agreement.

d.
Pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding; provided, however that Employee: (i) shall file any document containing the trade secret under seal; and (ii) shall not disclose the trade secret, except pursuant to a court order.

9. Restrictions on Activities:

a.
To protect the Company’s Proprietary Information and other legitimate business interests, Employee agrees that during my employment with the Company whether full-time or part-time and for a period of six-months after Employee’s last day of employment with the Company, regardless of the reason for Employee’s separation from employment, Employee will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock Employee presently owns shall not constitute a violation of this provision.

b.
“Restricted Business” shall mean any business that is competitive in any manner whatsoever with the business of the Company, as defined below, including the design, development, marketing, or sales of any service that was marketed, sold or under development by the Company at any time during Employee’s employment with the Company. The business of the Company includes, but is not limited to: products and/or services in the infrared industry or another line of products or services that the Company develops or provides during Employee’s employment with the Company.

c.
“Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business. Employee acknowledges that the Company conducts business through the Internet and other means of electronic connectivity of information (“other electronic means”), and that the scope of this provision is therefore co-extensive with the scope of the Company’s business through the Internet and other electronic means. Employee acknowledges that the Company’s owners and affiliated partners are engaged in the business of the Company throughout the United States. Employee unequivocally agrees that the geographic scope of the noncompete is reasonable in light of the geographically broad scope of doing business through the Internet and other electronic means.

d.
Employee recognizes that the methods employed in Employer’s business are such as would place Employee in a close business and personal relationship with Employer’s clients. It is therefore agreed that in the event of a termination of Employee’s employment with Employer for any reason whatsoever, Employee will not, either during Employee’s employment with Employer, or for a period of six (6) months following the termination of Employee’s employment for any reason, either directly or indirectly, on Employee’s account, or as agent, stockholder, owner, employer, employee, consultant or otherwise of some other entity, solicit any business from the then clients of Employer with whom Employee had contact within the last two (2) years of Employee’s employment with Employer.

e.
Employee agrees that Employee shall not, either during Employee’s employment with Employer, or for the period of six (6) months after the termination of Employee’s employment with Employer for any reason, contact or approach, either directly or indirectly, any current employee of Employer for the purpose of attempting to solicit or actually soliciting or hiring that employee on Employee’s own account, or on account of another entity that provides products or services in competition with Employer.

f.
In the event that Employee violates any of the provisions of this Agreement, the obligations contained in those provisions will run from the date on which Employee ceased to be in violation of any such provision.

g.
In the event that Employee leaves the employ of Employer for any reason, Employee hereby agrees to notify Employee’s new employer of Employee’s obligations that are continuing under this Agreement after the termination hereof. To enable Employer to monitor Employee’s compliance with the obligations imposed by this Agreement, Employee agrees to inform Employer at the time Employee gives notice of Employee’s termination of employment, of the identity of Employee’s new employer and of Employee’s job title and responsibilities, and will continue to so inform Employer, in writing, at any time Employee changes employment during the six (6) months following termination of Employee’s employment with Employer for any reason.

h.
Employee acknowledges and expressly agrees that the covenants contained in this Section 9 of this Agreement are reasonably necessary to protect valuable business interests of Employer. Employee represents that Employee’s experience, capabilities, and circumstances are such that these provisions will not prevent Employee from earning a livelihood. Employee further agrees that Employee has received valuable and adequate compensation in exchange for entering into the restrictions set forth in this Agreement.

10. Return of Records: On termination of employment, Employee shall deliver property of the Company in Employee’s possession or under Employee’s control, including without limitation, all records, notes, data, memoranda, models, credit cards, office keys, security access cards, identification cards and equipment of any nature.

11. Waiver or Modification of Agreement: No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

12. Choice of Law: This Agreement and the performance hereunder and all suits, arbitrations, and special proceedings hereunder shall be construed in accordance with the laws of the State of Florida. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Florida shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted.

13. Binding Effect of Agreement: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

14. Invalid Provision; Severability: If a court determines that any provision of this Agreement contains an invalid or unenforceable restriction, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereto, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion will be deemed severed from the remaining portions of this Agreement, which will otherwise remain in full force.

15. Costs of Enforcement: In the event either party initiates action to enforce his, her or its rights hereunder, each party will be responsible for their own expenses incurred by enforcement of this section. Assignment: This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee. This Agreement may be assigned by the Company and is automatically assigned to its successor in interest.

16. Injunctive Relief: Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of this Agreement would be inadequate, and therefore, agrees that the Company shall be entitled to injunctive relief, without posting bond or other security, in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach. Employee further agrees that if suit is successfully brought to enforce this Agreement or to seek damages for its breach or threatened breach, Employee will pay to the Company, in addition to any other damages caused to the Company, all attorneys’ fees incurred by the Company in seeking such relief.

17. Waiver: No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof shall constitute a waiver of the parties’ rights to demand exact compliance with the terms hereof.

18. Strict Construction: This Agreement was the joint, negotiated product of the parties. Therefore, neither party shall advance a position that any provision hereof should be more strictly construed against the other party on the basis that such other party prepared such provision.

19. Cumulative Rights: Unless otherwise provided herein, all rights, powers and privileges conferred upon the parties by law, this Agreement or otherwise shall be cumulative.

20. Survival: The provisions of this Agreement shall continue and survive the closing hereof unless or until there is a completion and fulfillment of all the conditions, covenants, and warranties herein.

21. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

22. Singular/Plural Feminine/Masculine, Successors or Assigns: All references as used herein shall include male and female, singular and plural, and successors or assigns in the use of a corporation, partnership, individual or entity in any place or places herein in which the context may require or permit such substitution, substitutions, or designations.

23. Complete Agreement: This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein and supersedes any and all other agreements between them and any other document executed by Employee as contemplated thereby. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that Employee or it has relied on Employee’s or its own judgment in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with Employee’s or its dealing with the other.

24. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EMPLOYEE MUTUALLY, KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BETWEEN THEM UNDER THIS AGREEMENT, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION, BREACH AND/OR PERFORMANCE OF THIS AGREEMENT. BY DOING SO, THE PARTIES ACKNOWLEDGE THAT ANY MATTER LITIGATED WOULD BE HEARD ONLY BY A JUDGE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“COMPANY”

LightPath Technologies, Inc.

By: /s/ Shmuel Rubin

Shmuel Rubin
Print Name:

Title: President & CEO
Date: April 19, 2021

“EMPLOYEE”

/s/ Albert Miranda

EMPLOYEE NAME

Date: April 19, 2021